--------------------------
                                                               OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:  3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.....0.5
                                                      --------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

         SBONA                       GARY                   J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     C/0 3D SYSTEMS CORPORATION
     20681 AVENUE HALL
--------------------------------------------------------------------------------
                                    (Street)

     VALENCIA                         CA                 91355
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

          3D SYSTEMS CORPORATION - TDSC

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

          NOVEMBER 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                             5.             Owner-
                                                                 Securities Acquired (A) or     Amount of      ship
                                                    3.           Disposed of (D)                Securities     Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct     Nature of
                                      2.            Code         ---------------------------    Owned at End   (D) or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)            of Month       Indirect   Beneficial
Title of Security                     Date          -----------                  or             (Instr. 3      (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V      Amount      (D)   Price    and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES                         11-15-00       M        V      116,666     A     $6.00                   D
------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES                         11-15-00       S        V      116,666     D     $16.00   -0-            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                         (Over)

                                                                 SEC 1472 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                      Deriv-    of
                  Conver-                    5.                                7.                         ative     Deriv-   11.
                  sion                       Number of                         Title and Amount           Secur-    ative    Nature
                  or                         Derivative      6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities      Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,      ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)        Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------    Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)      cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK    $6.00    11-15-00 M    V          116,666  9-9-2000 9-8-2004 COMMON    116,666          233,334   D
OPTION                                                                         STOCK
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

Explanation of Responses:




     /S/ GARY J. SBONA                                       12/8/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
                                                                 SEC 1472 (3-99)